AMENDMENT TO EMPLOYEE OFFER LETTER
This Amendment (this “Amendment”) to the Employee Offer Letter dated October 31, 2014 (the “Agreement”), by and between ZELTIQ Aesthetics, Inc. (“ZELTIQ”) and Danika Harrison (“Harrison”) is effective as of January 18, 2017.

WHEREAS, Harrison and ZELTIQ wish to modify various provisions of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, Harrison and ZELTIQ agree to the following:

1.	Effective January 18, 2017, the reference to annual salary in Section 1(a) of the Agreement is hereby amended to $275,000.

2.	Effective January 18, 2017, the Sales Compensation Plan set forth in Harrison’s March 8, 2016 Compensation Change Letter is hereby replaced with the following:

Bonus. You will be eligible to participate in the Company’s 2017 Incentive Compensation (Bonus) Plan at the rate of 50% of your annualized base salary. Bonus is expressed in terms of what we will pay if your target is achieved. You must be employed on the date of payout for the bonus to be considered earned. The 2017 Incentive Compensation (Bonus) Plan metrics will be communicated at a later date.

3.	Effective January 18, 2017, Section 9 of the Agreement is hereby added to the Agreement as follows:

5.	SEVERANCE.

a.
Termination Without Cause Outside of Covered Period. If: (i) at any time other than during the Covered Period your employment is terminated by the Company without Cause (and other than a result of your death or disability); and (ii) not later than 60 days following your termination of employment you execute a general release of claims (the “Release”) in favor of the Company in such form provided by the Company, return such Release to the Company within the applicable time period set forth therein, and permit such Release to become effective in accordance with its terms; then, on the sixtieth (60th) day following such termination of employment, you shall receive or commence to receive, as the case may be:

i.
Continuation of your then-current base salary, less required deductions and withholdings, for a period of twelve (12) months after your employment termination date, payable on the Company’s regular payroll dates;

ii.
Provided that the Company determines to pay bonuses for the year in which your employment termination occurs, you shall receive a pro-rata portion of your annual target bonus in Section 1(c) (“Target Bonus”) for that year, less required deductions and withholdings, based upon the actual number of days that you provided services to the Company under this Employee Offer Letter during that year, which will be payable to you at the same time that the Company pays bonuses to other Company employees for such year as determined by the Company, but in no event later than the end of the year that follows the year in which your employment terminates; and

iii.
The Company will pay your COBRA health insurance premiums sufficient to maintain your then-current coverage for a period of twelve (12) months following termination of employment, provided that you timely elect COBRA, continue to be eligible for COBRA during such time period, and do not become eligible for health insurance benefits through another employer. You agree to promptly notify the Company in writing if you become eligible for health insurance benefits through another employer during the time you are receiving Severance Benefits. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing COBRA subsidy without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall instead provide you with a taxable monthly payment equal to the monthly COBRA subsidy, which shall be paid regardless of whether you elect COBRA coverage, shall commence in the month following the month in which you incur a Separation from Service (as defined in Section 8(c) below) and shall end on the earlier of the date you obtain other employment and the date that is twelve (12) months following your Separation from Service.

b.
Termination Without Cause or Good Reason Resignation During Covered Period. If: (i) at any time during the Covered Period your employment is terminated by the Company without Cause or by you for Good Reason (and other than a result of your death or disability); and (ii) not later than 60 days following your termination of employment you execute a Release in favor of the Company in such form provided by the Company, return such Release to the Company within the applicable time period set forth therein, and permit such Release to become effective in accordance with its terms; then, on the sixtieth (60th) day following such termination of employment, you shall receive or commence to receive, as the case may be:

i.
Continuation of your then-current base salary (as determined without giving effect to any reduction in base salary that would give rise to your right to resign for Good Reason), less required deductions and withholdings, for a period of twelve (12) months after your employment termination date, payable on the Company’s regular payroll dates;

ii.	Your Target Bonus, less required deductions and withholdings, for the year in which your employment terminates;

iii.
Full acceleration of the vesting, if applicable, of all of your then outstanding equity awards, which includes any equity awards granted to you prior to or following the consummation of a Change in Control, in each case effective as of your last date of employment. To the extent necessary to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in your equity award agreements or the applicable equity incentive plan under which such equity award was granted that provides that any then unvested portion of your equity award will immediately expire upon your termination of employment, no unvested portion of your equity award shall generally terminate any earlier than the earlier of (A) three (3) months following any termination of your employment that is a termination without Cause or a Good Reason resignation that occurs prior to a Change in Control or (B) the expiration of the term of such equity award.

iv.
The Company will pay your COBRA health insurance premiums sufficient to maintain your then-current coverage for a period of one year following termination of employment, provided that you timely elect COBRA, continue to be eligible for COBRA during such time period, and do not become eligible for health insurance benefits through another employer. You agree to promptly notify the Company in writing if you become eligible for health insurance benefits through another employer during the time you are receiving the COBRA premium benefits. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing COBRA subsidy without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall instead provide you with a taxable monthly payment equal to the monthly COBRA subsidy, which shall be paid regardless of whether you elect COBRA coverage, shall commence in the month following the month in which you incur a Separation from Service (as defined in Section 8(c) below) and shall end on the earlier of the date you obtain other employment and the one year anniversary of your Separation from Service.

c.	Definitions. Definitions of Cause, Change in Control, Covered Period and Good Reason are as follows:

i.
“Cause” shall mean: (A) a willful failure by you to substantially perform your duties hereunder, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment; (B) a willful act by you which constitutes gross misconduct and which is injurious to the Company; (C) a willful breach by you of a material provision of this Amended Offer Letter or your Confidential Information and Invention Assignment Agreement; (D) a material and willful violation by you of a federal or state law or regulation applicable to the business of the Company; or (E) termination of your employment in connection with the bankruptcy, insolvency, liquidation, or similar winding-up of the business of the Company.

ii.
“Change in Control” shall mean: (A) a sale of all or substantially all of the Company's assets; or (B) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction other than any transaction involving the issuance of any newly issued equity securities solely for cash.

iii.
“Covered Period” shall mean the period commencing three (3) months prior to the consummation of a Change in Control and ending eighteen (18) months following the consummation of a Change in Control. For such purposes, if the condition triggering your right to resign for Good Reason occurs within the Covered Period, and your employment terminates within thirty (30) following expiration of the Cure Period (as defined below), the resignation for Good Reason will be deemed to have occurred during the Covered Period.

iv.
“Good Reason” shall mean: (A) any material reduction in your base compensation (which includes base salary, Target Bonus and any other base compensation); (B) a material diminution of your job duties or responsibilities; or (C) a change in the location of your employment of more than 20 miles (which is material) from its current location unless such relocation is within 50 miles of your principal residence; provided, however, that in order to terminate your employment for Good Reason you shall first give the Company written notice stating with reasonable specificity the basis for the termination with Good Reason within ninety (90) days of the first occurrence of the event giving rise to Good Reason; give the Company a period of thirty (30) days to cure or remedy the problem, unless such problem cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) (the “Cure Period”); and terminate your employment within thirty (30) days following the expiration of such Cure Period.

4.	Effective January 18, 2017, Section 10 is hereby added to the Agreement as follows:

9. COMPLIANCE WITH IRC SECTION 409A.

a.
Exemptions. The severance and other benefits under this Amended Offer Letter are intended to qualify for exemptions from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), provided under Treasury Regulations 1.409A-1(b)(4), 1.409A1-(b)(5) and 1.409A-1(b)(9), and this Amended Offer Letter will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse personal tax under Section 409A.

b.
Deferral. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any adverse tax consequences under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months and one day following your termination of employment with the Company (or such earlier date as is permitted without incurring adverse consequences under Section 409A).

c.
Separation from Service. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of this Offer Letter, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

d.
Timing of Payments. For the avoidance of doubt, any severance benefit payments otherwise scheduled to be made prior to the sixtieth (60th) day following your termination of employment shall instead accrue and will be paid on such sixtieth (60th) day following your termination of employment.

e.
Other. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

For clarity, none of Harrison’s outstanding equity grants shall be accelerated if Harrison’s employment is terminated by ZELTIQ without Cause outside of the Covered Period.
Harrison’s employment with ZELTIQ continues to be “at-will,” meaning that either Harrison or ZELTIQ will be entitled to terminate Harrison’s employment at any time, with or without Cause, and with or without advance notice. Although Harrison’s job duties, title, compensation and benefits, as well as ZELTIQ’s personnel policies and procedures, may change from time to time, the “at will” nature of Harrison’s employment may only be changed in an express written agreement signed by Harrison and a duly authorized officer of ZELTIQ.
In the event of a conflict between the Agreement and this Amendment, the terms of this Amendment shall govern. Capitalized terms not defined herein shall have the meanings given to them in the Agreement. In all other respects the Agreement shall remain in full force and effect.
This Amendment constitutes the complete, final and exclusive embodiment of the entire agreement between Harrison and ZELTIQ with regard to the provisions contained herein. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Amendment may not be modified or amended except in a writing signed by both Harrison and a duly authorized officer of ZELTIQ.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date set forth above.

ZELTIQ Aesthetics, Inc.	Danika Harrison
/s/ Mark J Foley	/s/ Danika Harrison